Exhibit 99.6

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2013	2012	2011	2010	2009
Income from continuing operations before undistributed earnings of equity method investments, amortization of capitalized interest, and taxes	372.6	287.7	245.2	185.7	119.6
Less undistributed earnings of equity method investments	(30.7)	(27.6)	(25.4)	(20.6)	(13.8)
Plus distributed earnings of equity method investments	10.8	23.6	9.2	9.9	21.3
Plus amortization of capitalized interest	0.8	0.8	0.8	0.8	0.8

	353.5	284.5	229.8	175.8	127.9

Plus:
Fixed charges:
Other interest expense (includes amortization of deferred financing costs)	47.7	46.6	44.1	48.4	54.5
Debt discount amortization	—	—	1.7	8.6	13.0
Floor plan interest expense	43.3	38.1	26.6	32.4	32.7
Capitalized interest	1.3	0.6	0.7	0.5	0.9
Interest factor in rental expense	59.1	55.9	53.2	50.3	49.1

Total fixed charges	151.4	141.2	126.3	140.2	150.2

Less:
Capitalized interest	1.3	0.6	0.7	0.5	0.9

Earnings	503.6	425.1	355.4	315.5	277.2

Ratio of earnings to fixed charges	3.3	3.0	2.8	2.3	1.8